Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Plans’ Administration Committee of
Citigroup Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148844) of Citigroup Inc. of our report dated June 17, 2011 with respect to the financial statements of Citigroup 401(k) Plan (the Plan) as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, and the related supplemental schedules, which appear in the December 31, 2010 annual report on Form 11-K of the Plan.
/s/ KPMG LLP
New York, New York
June 17, 2011